EXHIBIT 10.2

EVALUATION-BASED RETENTION AGREEMENT

GRANTED TO	GRANT DATE	AMOUNT OF AWARD ($)	SOCIAL SECURITY NUMBER
[Name] [Street] [City], [State] [Postal]	/ /20	Target Amount:	[SSN]

1.	This Agreement. This agreement, together with Exhibit A (collectively, the “Agreement”), sets forth the terms and conditions of a performance award representing the right to receive a deferred cash payment from Apogee Enterprises, Inc., a Minnesota corporation (the “Company”). This Agreement is issued pursuant to the Apogee Enterprises, Inc. 2012 Executive Management Incentive Plan, as amended from time to time (the “Plan”), and subject to its terms.

2.	The Award. The Compensation Committee of the Company’s Board of Directors (the “Committee”) has established a bonus pool (the “20 Bonus Pool”) equal to % of the Company’s for the fiscal year 20 . The individual named above (the “Employee”) has been awarded % of the 20 Bonus Pool pursuant to a Bonus Pool Award Agreement (the “20 Bonus Pool Award”); provided, that the Committee retains sole and full negative discretion to reduce the Employee’s 20 Bonus Pool Award, in whole or in part. The Committee has determined to earmark a cash value from the Employee’s awarded percentage of the 20 Bonus Pool equal to the target amount set forth above (the “Performance Award”) that will be conditioned upon the Employee’s achievement of a satisfactory performance evaluation by the Company’s Board of Directors, as described below.

3.	Performance Period. The “Performance Period” shall be fiscal year 20 .

4.	Determination. Subject to the terms and conditions of this Agreement, the amount of cash that becomes payable to the Employee pursuant to this Performance Award (the “Cash Value”) will be based on whether and to what extent the average rating of an evaluation conducted by the Company’s Board of Directors of the individual named above is equal to or exceeds an average rating of . However, in no event may the Cash Value exceed the Employee’s percentage of the 20 Bonus Pool. The determination of the Cash Value amount will occur as soon as practicable after the Committee determines, in its sole discretion after the end of the Performance Period, whether, and the extent to which, the performance conditions have been achieved (the “Determination Date”). As soon as administratively feasible following the Determination Date (but in no event later than 75 days following the end of the Performance Period, the Company shall credit the Cash Value to a notional account established under the Apogee Enterprises, Inc. 2011 Deferred Compensation Plan (the “Deferred Compensation Plan”). Thereafter, the LTI Account shall be credited with earnings, gains or losses in accordance with the terms of the Deferred Compensation Plan. All amounts credited to the account (the “LTI Account”) shall remain subject to forfeiture pending the Employee remaining in employment with the Company through April 28, 2019 (the “Retention Period”), except as provided in paragraphs 5, 6 and 7 below.

5.	Termination of Employment. In the event the Employee’s employment is terminated prior to the end of the Retention Period, this Performance Award and any LTI Account under the Deferred Compensation Plan shall be immediately and irrevocably forfeited, unless the Employee’s employment is terminated under the circumstances described below.

In the event the Employee’s employment is terminated prior to the end of the Retention Period by reason of Disability (as defined in the Plan) or death (a “Qualifying Termination”), the Retention Period shall end on the date of the Qualifying Termination. In the event the Employee incurs a Qualifying Termination before the end of the Performance Period, the LTI Account shall be credited with a pro-rata portion (based on the amount of time elapsed between the beginning of the Performance Period and the date of termination, as determined under the Plan) of the Cash Value determined under paragraph 4 above.

6.	Change in Control. Upon a Change in Control (as defined in the Apogee Enterprises, Inc. 2009 Stock Incentive Plan), the Retention Period shall end on the date of the Change in Control.

7.	Recoupment. Employee acknowledges, understands and agrees that, notwithstanding anything to the contrary contained herein, the LTI Account to which Employee is otherwise entitled (or which has become vested or been paid) is subject to forfeiture or recoupment, in whole or in part, at the direction of the Company’s Board of Directors (the “Board”) if, in the judgment of the Board, events have occurred that are covered by the Company’s Clawback Policy (as it exists on the date hereof, and as it may be amended from time to time by the Board, the “Clawback Policy”) and the Board further determines, in its sole discretion, that forfeiture or recoupment of all or part of the LTI Account is appropriate under all of the circumstances considered by the Board. A copy of Clawback Policy may be obtained from the General Counsel upon the Employee’s request.

8.	Payment. The vested LTI Account shall be paid to the Employee in accordance with the terms of the Deferred Compensation Plan; provided, that if the deferral under the Deferred Compensation Plan may not be given effect under section 409A of the Internal Revenue Code, then the vested LTI Account shall be paid in a lump sum no later than March 15th of the calendar year following the year in which the right to the LTI Account is no longer subject to a substantial risk of forfeiture.

9.	Restrictions on Transfer. Neither this Performance Award, nor any right with respect to this Performance Award under this Agreement, may be sold, assigned, transferred or pledged, other than by will or the laws of descent and distribution, and any such attempted transfer shall be void.

10.	Income Taxes. The Employee is liable for any federal, state and local income or other taxes applicable upon the grant of this Performance Award and the receipt of any payments pursuant to this Performance Award, and the Employee acknowledges that he or she should consult with his or her own tax advisor regarding the applicable tax consequences. The Company will satisfy any applicable tax withholding obligations arising from any payment of this Performance Award by withholding a portion of the cash otherwise to be delivered equal to the amount of such taxes.

11.	Acknowledgment. This Performance Award shall not be effective until the Employee dates and signs the form of Acknowledgment below and returns a signed copy of this Agreement to the Company. By signing the Acknowledgment, the Employee agrees to the terms and conditions of this Agreement, the Plan and the Deferred Compensation Plan.

ACKNOWLEDGMENT:		APOGEE ENTERPRISES, INC.

By:
EMPLOYEE’S SIGNATURE		[Name] [Title]

DATE

SOCIAL SECURITY NUMBER		DATE

EXHIBIT A

PERFORMANCE GOALS UNDER THE

EVALUATION-BASED

RETENTION AGREEMENT

Fiscal 20     Evaluation Criteria

Evaluation Criteria	Weighting

A-1